As Filed with the Securities and Exchange Commission on November 14, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
Registration Statement Under The Securities Act of 1933
Kimberly-Clark Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	39-0394230
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification Number)

P.O. Box 619100	75261-9100
Dallas, Texas	(Zip Code)
(Address of Principal Executive Offices)
Kimberly-Clark Corporation Incentive Investment Plan
Kimberly-Clark Corporation Retirement Contribution Plan
(Full Title of the Plans)
THOMAS J. MIELKE
Senior Vice President — Law and Government Affairs
and Chief Compliance Officer
P.O. Box 619100
Dallas, Texas 75261-9100
(972) 281-1200
(Name, Address and Telephone Number, Including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to be	Offering Price	Aggregate	Amount of
To be Registered	Registered	Per Share	Offering Price	Registration Fee
Common Stock, $1.25 par value(1)	10,000,000 shares	$58.37 (2)	$583,700,000 (2)	$22,939.41

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Kimberly-Clark Corporation Incentive Investment Plan (the “IIP”) and Kimberly-Clark Corporation Retirement Contribution Plan (the “RCP”) (collectively, the “Plans”).
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, pursuant to Rule 457(c) thereunder, based on $58.37, the average of the high and low prices of the Common Stock on November 10, 2008, as reported in the consolidated reporting system.

     The purpose of this Registration Statement is to register 10,000,000 additional shares of the Registrant’s common stock, $1.25 par value (“Common Stock”), and related plan interests, to be offered under the Plans. There are also registered hereunder such additional indeterminate shares of the Registrant’s common stock as may be required as a result of a stock split, stock dividend, or similar transaction in accordance with the anti-dilution provisions of the Plans. The shares of Common Stock offered under each of the Plans are held in the Kimberly-Clark Corporation Defined Contribution Plans Trust, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed by the Registrant with the Securities and Exchange Commission (“SEC”) are incorporated herein by reference:
1.	Annual Report on Form 10-K for the year ended December 31, 2007;

2.	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008;

3.	Current Reports on Form 8-K filed on February 26, 2008, March 12, 2008, March 21, 2008 and November 14, 2008 (in each case only to the extent filed and not furnished);

4.	Annual Report on Form 11-K of the Plans for the year ended December 31, 2007; and

5.	Description of the Registrant’s Common Stock contained in the Prospectus constituting a part of the Registrant’s Registration Statement on Form S-3 (Registration No. 333-144828).
     All documents filed by the Registrant and the Plans pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 6. Indemnification of Directors and Officers.
     The Registrant’s By-laws (the “By-Laws”) provide, among other things, that the Registrant shall (i) indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or witness, or is threatened to be made a party or witness, or is otherwise involved in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans), against all liability, loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (ii) indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is a party or witness, or is threatened to be made a party or witness, or is otherwise involved in, any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the

Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to employee benefit plans) against all liability, loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action, suit or proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, the Registrant is not required to indemnify any director or officer of the Registrant in connection with an action, suit or proceeding (or part thereof) initiated by such director or officer against the Registrant or any directors, officers or employees thereof unless (i) the initiation of such proceeding (or portion thereof) was authorized by the Board of Directors of the Registrant or (ii) notwithstanding the lack of such authorization, the person seeking indemnification is successful on the merits.
     The By-Laws further provide that (i) expenses (including attorneys’ fees) incurred by any current or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Registrant, to the fullest extent permitted by applicable law, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant and (ii) the indemnification and advancement of expenses provided therein shall not be deemed exclusive of any other rights to which those seeking indemnification shall be entitled, or may thereafter acquire.
     Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification by the Registrant of directors and officers under the circumstances provided in the provisions of the By-Laws described above, and requires such indemnification for expenses actually and reasonably incurred to the extent a director or officer is successful in the defense of any action, or any claim, issue or matter therein.
     The Registrant has purchased insurance which purports to insure the Registrant against certain costs of indemnification which may be incurred by it pursuant to the By-Laws and to insure the officers and directors of the Registrant, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from their own malfeasance.
Item 8. Exhibits.
     (a) See the Exhibit Index, which is incorporated herein by reference. The Registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.
     (b) The Registrant will submit or has submitted the IIP and the RCP and any amendment thereto to the Internal Revenue Service (the “IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify such Plans.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
       (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
      (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
      (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on November 14, 2008.

KIMBERLY-CLARK CORPORATION
By:	/s/ Thomas J. Falk
Thomas J. Falk
Chairman of the Board and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Thomas J. Falk Thomas J. Falk	Chairman of the Board and Chief Executive Officer and Director (principal executive officer)	November 14, 2008

/s/ Mark A. Buthman Mark A. Buthman	Senior Vice President and Chief Financial Officer (principal financial officer)	November 14, 2008

/s/ Randy J. Vest Randy J. Vest	Vice President and Controller (principal accounting officer)	November 14, 2008
Directors

John R. Alm	James M. Jenness
Dennis R. Beresford	Ian C. Read
John F. Bergstrom	Linda Johnson Rice
Abelardo E. Bru	Marc J. Shapiro
Robert W. Decherd	G. Craig Sullivan
Mae C. Jemison

By:	/s/ Thomas J. Mielke Thomas J. Mielke, Attorney-in-Fact	November 14, 2008

The Plans
     Pursuant to the requirements of the Securities Act of 1933, as amended, Kimberly-Clark Corporation, as Plan Administrator of the Plans, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on November 14, 2008.
KIMBERLY-CLARK CORPORATION
INCENTIVE INVESTMENT PLAN
KIMBERLY-CLARK CORPORATION
RETIREMENT CONTRIBUTION PLAN
(The Plans)
By: /s/ Wesley E. Wada
Wesley E. Wada
Vice President — Compensation and Benefits
Kimberly-Clark Corporation

EXHIBIT INDEX
     The following is a list of Exhibits included as part of this Registration Statement. Items marked with an asterisk are filed herewith.

4.1	Amended and Restated Certificate of Incorporation, dated April 17, 2008, incorporated by reference to Exhibit (3)a of the Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.

4.2	By-Laws, as amended November 12, 2008, incorporated by reference to Exhibit No. (3)b of the Corporation’s Current Report on Form 8-K dated November 14, 2008.

4.3*	Kimberly-Clark Corporation Defined Contribution Plans Trust and First, Second, Third, Fourth and Fifth Amendments thereto.

4.4*	Kimberly-Clark Corporation Incentive Investment Plan.

4.5*	Kimberly-Clark Corporation Retirement Contribution Plan.

23*	Consent of Deloitte & Touche LLP.

24*	Powers of Attorney.